Exhibit 10.90

[Logo of Environmental Power Corporation]	Environmental Power Corporation One Cate Street, 4th Floor Portsmouth, New Hampshire 03801 Tel. (603) 431-1780 Fax (603) 431-2650

December 30, 2005

Mr. Donald A. Livingston

c/o Environmental Power Corporation

One Cate Street, 4th Floor

Portsmouth, NH 03801

Dear Andy:

The purpose of this letter is to set forth our understanding regarding certain matters related to your continued employment with, and transition and retirement from your employment with, Environmental Power Corporation (the “Corporation”), as set forth in that certain letter dated July 13, 2005 (the “Prior Letter”). Capitalized terms used in this letter but not otherwise defined herein shall have the respective meanings ascribed to them in the Prior Letter.

1. The Retirement Date, and, therefore, the Transition Period, has been extended to June 30, 2006. During the remainder of the Transition Period, you will lead a team comprised of Microgy employees and consultants dedicated to Microgy’s project development efforts, as well as providing such other support for the business of Microgy and the Corporation as the Corporation’s Board of Directors or management may reasonably request, in each case consistent with your historical position, responsibilities and activities.

2. The other terms of the Prior Letter remain unaffected hereby, except that the payment of your full current salary and benefits for the one-year period following the Retirement Date in accordance with paragraph 2 of the Prior Letter, or any severance which becomes payable in accordance with Section 7 of the Prior Letter, shall be paid at such times and in such manner as you and the Company determine comply with, and will not result in any tax penalty to you under, Section 409A of the Internal Revenue Code. In the event that you desire a particular payment schedule that would, in the opinion of the Company, trigger such a tax penalty, you agree that (i) any such penalty will be your sole responsibility, and that the Company will have no liability to you therefor and (ii) in no event will the Company be required to make such payments any more quickly than it would otherwise be required to pursuant to the applicable provisions of the Prior Letter.

3. It is understood that nothing in this letter is intended to affect your status as a member of the Board of Directors of the Corporation.

Mr. Joseph E. Cresci

December 30, 2005

If the foregoing accurately sets forth your understanding of the agreement between you and the Corporation with regard to the subject matter of this letter, please so indicate by executing a copy of this letter where indicated below and returning it to me.

Very truly yours,

/s/ Kamlesh R. Tejwani
Kamlesh R. Tejwani
President and Chief Executive Officer
Environmental Power Corporation

ACCEPTED:

/s/ Donald A. Livingston
Donald A. Livingston

Dated: December 30, 2005